Oppenheimer International Small-Mid Company Fund
N-SAR Exhibit – Item 77D

On October 29, 2015, Oppenheimer International Small Company Fund (the “Registrant”) filed a Supplement to its Prospectus and Statement of Additional Information (SEC Accession No. 0000728889-15-001473), changing the Registrant’s name to Oppenheimer International Small-Mid Company Fund and making certain revisions to its principal investment strategies. The Supplement is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.